GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY ANNOUNCES
OFFICER RESIGNATION

Atlanta, Georgia, July 14, 2020 – Genuine Parts Company (NYSE: GPC) announced today that Scott A. Sonnemaker has resigned from his position as Group President, North American Automotive, to pursue other opportunities. Mr. Sonnemaker joined the Company in this newly created role in February 2019.

Paul Donahue, Chairman and Chief Executive Officer of GPC, stated, "We thank Scott for his many contributions since joining GPC and wish him the very best in his future endeavors. Scott’s role was created to advance the Company’s global focus and GPC has made significant progress in this area during his tenure. As a result, our talented and experienced management teams are well-positioned to build on this progress and maximize the future growth potential for our automotive business in North America.”

About Genuine Parts Company
Founded in 1928, Genuine Parts Company is a global service organization engaged in the distribution of automotive replacement parts and industrial parts. The Company’s Automotive Parts Group distributes automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Germany, Poland, the Netherlands and Belgium. The Company’s Industrial Parts Group distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia. Genuine Parts Company had 2019 revenues of $19.4 billion. Further information is available at www.genpt.com.

GPC Contacts
Carol B. Yancey, Executive Vice President and CFO – (678) 934-5044
Sidney G. Jones, Senior Vice President - Investor Relations - (678) 934-5628